News Release

Cenveo Announces Third Quarter 2013 Results

Net Sales of $442.8 million, up 1.3% from Q3 of 2012
Direct mail volumes up over 15% year-to-date
Began integration of National Envelope Assets
Completed sale of Custom Envelope Division

STAMFORD, CT – (November 6, 2013) – Cenveo, Inc. (NYSE: CVO) today announced results for the three and nine months ended September 28, 2013. The reported results include the effect of the acquisition of certain assets of National Envelope on September 16, 2013 while the custom envelope division is reported as a discontinued operation.

“Our third quarter results were in line with our expectations. We continued to see similar trends during the third quarter that we experienced in the first half of the year with negative pricing pressures in our envelope and commercial print businesses impacting our results. However, several developments late in the third quarter began to change the operating landscape for us, including the acquisition of certain assets of National Envelope, which closed in mid-September, and the divestiture of our custom envelope division, which occurred at the end of the quarter,” said Robert G. Burton, Sr., Chairman & Chief Executive Officer. “Despite the short period of operating the National Envelope assets, we are pleased with our progress to date and the fact that these assets operated profitably in a short period of time. These immediate results give us early confidence that our integration plan is on track, and our target to achieve $30 million in annual run rate EBITDA by the end of next year is attainable. Our packaging facility, which experienced the press fire earlier this year, finally achieved similar pre-fire throughput levels during September as well. Given these strategic transactions, signs of continued positive results within our label and packaging operations, pricing normalization in the envelope market and improving trends within our print business, we are optimistic that the fourth quarter and, more importantly, 2014 will be much stronger for Cenveo than what we have experienced to date in 2013.”

The Company generated net sales of $442.8 million for the three months ended September 28, 2013, compared to $437.2 million for the same period last year, an increase of 1.3%. The increase in net sales is attributable to higher sales volumes in our direct envelope business due to our market share initiatives as well as National Envelope’s sales for the stub period post acquisition. These increases were offset substantially by sales declines in our commercial print operations due to lower customer demand and continued pricing pressures. The Company generated net sales of $1.27 billion in the nine months ended September 28, 2013 versus $1.30 billion in the nine months ended September 29, 2012. This decrease primarily relates to our commercial printing operations due to lower customer demand and continued pricing pressures, partially offset by an increase in sales from our envelope operations due to our market share initiatives and higher direct mail volumes as well as National Envelope’s sales for the stub period post acquisition.

Operating income was $16.5 million for the three months ended September 28, 2013, compared to $32.3 million for the same period last year. Non-GAAP operating income was $28.8 million for the three months ended September 28, 2013, compared to $39.6 million for the same period last year. Operating income was $45.0 million for the nine months ended September 28, 2013, compared to $69.5 million for the same period last year. Non-GAAP operating income was $69.5 million for the nine months ended September 28, 2013, compared to $101.5 million for the same period last year. The decrease in operating income in both periods was primarily due to lower average selling prices and higher input costs within our envelope and commercial printing operations, and acquisition costs related to National Envelope. A reconciliation of operating income to non-GAAP operating income is presented in the attached tables.

For the three months ended September 28, 2013, the Company had income from continuing operations of $10.5 million, or $0.13 per diluted share, compared to income of $3.0 million, or $0.04 per diluted share for the same period last year. Non-GAAP income from continuing operations was $1.2 million, or $0.01 per share, for the three months ended September 28, 2013, as compared to non-GAAP income from continuing operations of $10.9 million, or $0.13 per diluted share, for the same period last year. For the nine months ended September 28, 2013, the Company had a loss from continuing operations of $29.0 million, or $0.45 per share, compared to a loss of $23.1 million, or $0.36 per share for the same period last year. Non-GAAP loss from continuing operations was $14.5 million, or $0.23 per share, for the nine months ended September 28, 2013, as compared to non-GAAP income from continuing operations of $17.8 million, or $0.23 per share, for the same period last year. A reconciliation of income/(loss) from continuing operations to non-GAAP (loss)/income from continuing operations is presented in the attached tables.

Cash flow provided by operating activities for the nine months ended September 28, 2013 was $17.8 million, compared to cash flow provided by operating activities of $18.7 million for the same period last year. Our operating cash flows remained relatively consistent through the first nine months despite inventory build-up in anticipation of supply constraints and the integration of certain assets of National Envelope, as we did not acquire working capital assets or liabilities in connection with the transaction.

Adjusted EBITDA for the three months ended September 28, 2013 was $42.3 million, compared to Adjusted EBITDA of $54.0 million for the same period last year. Adjusted EBITDA for the nine months ended September 28, 2013 was $115.2 million, compared to Adjusted EBITDA of $147.4 million for the same period last year. A reconciliation of net income/(loss) to Adjusted EBITDA is presented in the attached tables.

Robert G. Burton, Sr., Chairman and Chief Executive Officer concluded:
“During the quarter we saw revenue growth across our envelope, labels and packaging businesses. In our envelope operations we have continued to see strong growth in direct mail volumes as credit card mailing volumes have increased over 15% year to date. The envelope pricing pressures due to recent industry dynamics, which continued in the third quarter, have recently begun to reverse due to market normalization and as industry capacity continues to be rationalized. As we discussed on our last conference call, we are currently reviewing all strategic options for our operations as we look to re-position the company for the future. During the third quarter we completed the divestiture of our custom envelope division for approximately $50 million in value and we are currently evaluating several options regarding other parts of our businesses. As we look toward 2014, I am very pleased with the direction the company is heading. I am optimistic the strategy we have put in place will create value and deliver improved results our shareholders expect. I look forward to updating our investors in more detail on our conference call tomorrow."

Conference Call:
Cenveo will host a conference call tomorrow, Thursday, November 7, 2013 at 10:00 a.m. Eastern Time. The conference call will be available via webcast, which can be accessed via the Internet at www.cenveo.com.

Cenveo, Inc. and Subsidiaries Condensed Consolidated Statements of Operations and Comprehensive Income/(Loss) (in thousands, except per share data) (Unaudited)
	For the Three Months Ended		For the Nine Months Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Net sales	$442,781	$437,168	$1,267,935	$1,300,593
Cost of sales	367,356	353,780	1,056,392	1,063,119
Selling, general and administrative expenses	53,105	44,469	148,783	137,918
Amortization of intangible assets	2,459	2,447	7,473	7,455
Restructuring, impairment and other charges	3,337	4,190	10,243	22,566
Operating income	16,524	32,282	45,044	69,535
Gain on bargain purchase	(12,435)	—	(12,435)	—
Interest expense, net	27,611	28,926	85,421	85,574
Loss on early extinguishment of debt, net	1,593	25	9,440	11,439
Other expense/(income), net	595	491	(1,400)	(327)
(Loss)/income from continuing operations before income taxes	(840)	2,840	(35,982)	(27,151)
Income tax benefit	(11,331)	(182)	(6,987)	(4,012)
Income/(loss) from continuing operations	10,491	3,022	(28,995)	(23,139)
Income/(loss) from discontinued operations, net of taxes	13,492	1,453	14,950	(5)
Net income/(loss)	23,983	4,475	(14,045)	(23,144)
Other comprehensive income/(loss):
Currency translation adjustment	(31)	2,412	(3,139)	1,654
Comprehensive income/(loss)	$23,952	$6,887	$(17,184)	$(21,490)

Income/(loss) per share – basic:
Continuing operations	$0.16	$0.05	$(0.45)	$(0.36)
Discontinued operations	0.21	0.02	0.23	—
Net income/(loss)	$0.37	$0.07	$(0.22)	$(0.36)

Income/(loss) per share – diluted:
Continuing operations	$0.13	$0.04	$(0.45)	$(0.36)
Discontinued operations	0.16	0.02	0.23	—
Net income/(loss)	$0.29	$0.06	$(0.22)	$(0.36)

Weighted average shares outstanding:
Basic	64,333	63,624	64,032	63,502
Diluted	86,032	84,544	64,032	63,502

Cenveo, Inc. and Subsidiaries Condensed Consolidated Statements of Cash Flows (Unaudited) (in thousands)
	For the Nine Months Ended
	September 28, 2013	September 29, 2012
Cash flows from operating activities:
Net loss	$(14,045)	$(23,144)
Adjustments to reconcile net loss to net cash provided by operating activities:
(Gain)/loss on sale of discontinued operations, net of taxes	(12,530)	5,411
Income from discontinued operations, net of taxes	(2,420)	(5,406)
Depreciation and amortization, excluding non-cash interest expense	44,284	45,527
Non-cash interest expense, net	7,742	5,796
Deferred income taxes	(8,960)	(6,211)
Gain on sale of assets	(205)	(1,290)
Non-cash restructuring, impairment and other charges, net	1,495	10,801
Gain on bargain purchase	(12,435)	—
Loss on early extinguishment of debt, net	9,440	11,439
Stock-based compensation provision	2,879	4,445
Gain on insurance claim	(2,670)	—
Other non-cash charges	4,921	3,711
Changes in operating assets and liabilities, excluding the effects of acquired businesses:
Accounts receivable	(15,249)	9,601
Inventories	(26,245)	(846)
Accounts payable and accrued compensation and related liabilities	52,127	(15,495)
Other working capital changes	(2,506)	(19,211)
Other, net	(14,925)	(12,662)
Net cash provided by operating activities of continuing operations	10,698	12,466
Net cash provided by operating activities of discontinued operations	7,055	6,212
Net cash provided by operating activities	17,753	18,678
Cash flows from investing activities:
Cost of business acquisitions, net of cash acquired	(33,166)	(644)
Capital expenditures	(23,045)	(15,326)
Purchase of investment	(1,650)	—
Proceeds from insurance claim	3,036	—
Proceeds from sale of property, plant and equipment	7,861	2,333
Proceeds from sale of intangible asset	—	1,700
Net cash used in investing activities of continuing operations	(46,964)	(11,937)
Net cash provided by investing activities of discontinued operations	42,714	39,610
Net cash (used in)/provided by investing activities	(4,250)	27,673
Cash flows from financing activities:
Repayment of 10.5% senior notes	—	(169,875)
Repayment of 7.875% senior subordinated notes	(67,848)	(196,088)
(Repayment)/borrowing of Term Loan B due 2016	(390,005)	17,987
Repayment of 8.375% senior subordinated notes	—	(24,787)
Payment of financing related costs and expenses and debt issuance discounts	(15,219)	(32,335)
Repayments of other long-term debt	(3,323)	(3,499)
Purchase and retirement of common stock upon vesting of RSUs	(509)	(734)
Proceeds from issuance of 11.5% senior notes	—	225,000
Proceeds from issuance of 7% senior exchangeable notes	—	86,250
(Repayment)/borrowings under revolving credit facility, net	(18,000)	45,550
Proceeds from issuance of 15% unsecured term loan due 2017	50,000	—
Repayment of 15% unsecured term loan due 2017	(30,000)	—
Proceeds from exercise of stock options	76	—
Proceeds from issuance of Term Loan facility	360,000	—
Borrowings under ABL facility due 2017	474,400	—
Repayments under ABL facility due 2017	(392,600)	—
Proceeds from equipment loan	20,000	—
Net cash used in financing activities of continuing operations	(13,028)	(52,531)
Net cash used in financing activities of discontinued operations	—	(1,652)
Net cash used in financing activities	(13,028)	(54,183)
Effect of exchange rate changes on cash and cash equivalents	(47)	414
Net increase/(decrease) in cash and cash equivalents	428	(7,418)
Cash and cash equivalents at beginning of period	8,110	17,753
Cash and cash equivalents at end of period	$8,538	$10,335
Non-cash financing transactions
Fair value of common stock issued in connection with business acquisitions	$6,042	$—

Cenveo, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	September 28, 2013	December 29, 2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,538	$8,110
Accounts receivable, net	266,932	254,389
Inventories	151,697	127,235
Prepaid and other current assets	65,870	67,964
Assets of discontinued operations - current	339	11,265
Total current assets	493,376	468,963

Property, plant and equipment, net	307,006	279,078
Goodwill	186,559	187,415
Other intangible assets, net	204,466	205,199
Other assets, net	47,031	44,632
Assets of discontinued operations - long-term	68	15,268
Total assets	$1,238,506	$1,200,555

Liabilities and Shareholders’ Deficit
Current liabilities:
Current maturities of long-term debt	$12,425	$11,748
Accounts payable	227,316	179,850
Accrued compensation and related liabilities	31,473	24,678
Other current liabilities	76,467	77,367
Liabilities of discontinued operations - current	2,572	6,591
Total current liabilities	350,253	300,234

Long-term debt	1,175,657	1,171,870
Other liabilities	185,534	191,885
Liabilities of discontinued operations - long-term	72	880
Commitments and contingencies	—	—
Shareholders’ deficit:
Preferred stock	—	—
Common stock	662	638
Paid-in capital	363,447	354,983
Retained deficit	(766,779)	(752,734)
Accumulated other comprehensive loss	(70,340)	(67,201)
Total shareholders’ deficit	(473,010)	(464,314)
Total liabilities and shareholders’ deficit	$1,238,506	$1,200,555

Cenveo, Inc. and Subsidiaries Reconciliation of Operating Income to Non-GAAP Operating Income (in thousands) (Unaudited)
	For the Three Months Ended		For the Nine Months Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012

Operating income	$16,524	$32,282	$45,044	$69,535
Integration, acquisition and other charges	8,056	1,723	11,329	4,994
Stock-based compensation provision	903	1,452	2,879	4,445
Restructuring, impairment and other charges	3,337	4,190	10,243	22,566
Non-GAAP operating income	$28,820	$39,647	$69,495	$101,540

Cenveo, Inc. and Subsidiaries
Reconciliation of Income/(Loss) from Continuing Operations to Non-GAAP Income/(Loss) from Continuing Operations and Related Per Share Data
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012

Income/(loss) from continuing operations	$10,491	$3,022	$(28,995)	$(23,139)
Integration, acquisition and other charges	8,056	1,723	11,329	4,994
Stock-based compensation provision	903	1,452	2,879	4,445
Restructuring, impairment and other charges	3,337	4,190	10,243	22,566
Gain on bargain purchase	(12,435)	—	(12,435)	—
Loss on early extinguishment of debt, net	1,593	25	9,440	11,439
Income tax benefit	(11,717)	(489)	(7,002)	(4,501)
Interest expense on 7% Notes, net of taxes	1,020	1,020	—	2,040
Non-GAAP income/(loss) from continuing operations	$1,248	$10,943	$(14,541)	$17,844

Income/(loss) per share – diluted:
Continuing operations	$0.12	$0.03	$(0.45)	$(0.30)
Integration, acquisition and other charges	0.09	0.03	0.17	0.06
Stock-based compensation provision	0.01	0.02	0.04	0.06
Restructuring, impairment and other charges	0.04	0.05	0.16	0.29
Gain on bargain purchase	(0.14)	—	(0.19)	—
Loss on early extinguishment of debt, net	0.02	—	0.15	0.15
Income tax benefit	(0.14)	(0.01)	(0.11)	(0.06)
Interest expense on 7% Notes, net of taxes	0.01	0.01	—	0.03
Non-GAAP income/(loss) from continuing operations	$0.01	$0.13	$(0.23)	$0.23

Weighted average shares—diluted	86,032	84,544	64,032	77,618

Cenveo, Inc. and Subsidiaries Reconciliation of Net Income/(Loss) to Adjusted EBITDA (in thousands) (Unaudited)
	For the Three Months Ended		For the Nine Months Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012

Net income/(loss)	$23,983	$4,475	$(14,045)	$(23,144)
Interest expense, net	27,611	28,926	85,421	85,574
Income tax benefit	(11,331)	(182)	(6,987)	(4,012)
Depreciation	11,591	12,352	36,811	38,072
Amortization of intangible assets	2,459	2,447	7,473	7,455
Integration, acquisition and other charges	8,056	1,723	11,329	4,994
Stock-based compensation provision	903	1,452	2,879	4,445
Restructuring, impairment and other charges	3,337	4,190	10,243	22,566
Gain on bargain purchase	(12,435)	—	(12,435)	—
Loss on early extinguishment of debt, net	1,593	25	9,440	11,439
(Income)/loss from discontinued operations, net of taxes	(13,492)	(1,453)	(14,950)	5
Adjusted EBITDA, as defined	$42,275	$53,955	$115,179	$147,394

###

In addition to results presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”), we use certain non-GAAP financial measures, including Adjusted EBITDA, non-GAAP income/(loss) from continuing operations, non-GAAP operating income, non-GAAP operating income margin, and adjusted free cash flow. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, integration, acquisition and other charges, stock-based compensation provision, restructuring, impairment and other charges, gain on bargain purchase, loss/(gain) on early extinguishment of debt, net income/(loss) from discontinued operations, net of taxes. Non-GAAP operating income is defined as operating income excluding integration, acquisition and other charges, stock-based compensation provision, and restructuring, impairment and other charges. Non-GAAP operating income margin is calculated by dividing non-GAAP operating income into net sales. Non-GAAP income/(loss) from continuing operations excludes integration, acquisition and other charges, stock-based compensation provision, restructuring, impairment and other charges, gain on bargain purchase, loss/(gain) on early extinguishment of debt, net, and an adjustment to income taxes to reflect an estimated cash tax rate. Adjusted free cash flow is defined as Adjusted EBITDA less cash interest, cash taxes, and capital expenditures, net of proceeds from plant, property and equipment. These are non-GAAP financial measures, as defined herein, and should be read in conjunction with GAAP financial measures. A reconciliation of income/(loss) from continuing operations to non-GAAP income/(loss) from continuing operations and operating income/(loss) to non-GAAP operating income is presented in the attached tables. These non-GAAP financial measures are not presented as an alternative to cash flows from continuing operations, as a measure of our liquidity or as an alternative to reported net loss as an indicator of our operating performance. The non-GAAP financial measures as used herein may not be comparable to similarly titled measures reported by competitors.

We believe the use of Adjusted EBITDA, non-GAAP income/(loss) from continuing operations, non-GAAP operating income/(loss), non-GAAP operating income margin and adjusted free cash flow along with GAAP financial measures enhances the understanding of our operating results and may be useful to investors in comparing our operating performance with that of our competitors and estimating our enterprise value. Adjusted EBITDA is also a useful tool in evaluating the core operating results of the Company given the significant variation that can result from, for example, the timing of capital expenditures, the amount of intangible assets recorded or the differences in assets’ lives. We also use Adjusted EBITDA internally to evaluate the operating performance of our segments, to allocate resources and capital to such segments, to measure performance for incentive compensation programs, and to evaluate future growth opportunities. The non-GAAP financial measures included in this press release are reconciled to their most directly comparable GAAP financial measures in the tables included herein.

Cenveo (NYSE: CVO), headquartered in Stamford, Connecticut, is a leading global provider of print and related resources, offering world-class solutions in the areas of custom labels, specialty packaging, envelopes, commercial print, content management and publisher solutions. The company provides a one-stop offering through services ranging from design and content management to fulfillment and distribution. With a worldwide distribution platform, we pride ourselves on delivering quality solutions and service every day for our more than 100,000 customers. For more information please visit us at www.cenveo.com.
________________________
Statements made in this release, other than those concerning historical financial information, may be considered “forward-looking statements,” which are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. In view of such uncertainties, investors should not place undue reliance on our forward-looking statements. Such statements speak only as of the date of this release, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results to differ materially from management’s expectations include, without limitation: (i) the recent United States and global economic conditions, which have adversely affected us and could continue to do so; (ii) our substantial level of indebtedness, which could impair our financial condition and prevent us from fulfilling our business obligations; (iii) our ability to service or refinance our debt; (iv) the terms of our indebtedness imposing significant restrictions on our operating and financial flexibility; (v) additional borrowings that are available to us could further exacerbate our risk exposure from debt; (vi) our ability to successfully integrate acquired businesses into our business; (vii) a decline of our consolidated profitability or profitability within one of our individual reporting units could result in the impairment of our assets, including goodwill, other long-lived assets and deferred tax assets; (viii) intense competition and fragmentation in our industry; (ix) the general absence of long-term customer agreements in our industry, subjecting our business to quarterly and cyclical fluctuations; (x) factors affecting the United States postal services impacting demand for our products; (xi) the availability of the internet and other electronic media may adversely affect our business; (xii) increases in paper costs and decreases in the availability of raw materials; (xiii) our labor relations; (xiv) our compliance with environmental laws; (xv) our dependence on key management personnel; (xvi) our dependence upon information technology systems; and (xvii) our international operations and the risks associated with operating outside of the United States. This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact our business. Additional information regarding these and other factors can be found in Cenveo, Inc.’s periodic filings with the SEC, which are available at www.cenveo.com.

Inquiries from analysts and investors should be directed to Robert G. Burton, Jr. at (203) 595-3005.